ePHONE & Telemax

                                   Partnership

                                       For

                     Prepaid Calling Card Products in Europe

1.       Introduction:
         ------------

         This agreement is for The purpose of outlining terms of a partnership between ePHONE Telecom Inc. and Telemax Communications Inc. in order to address Prepaid Calling Card opportunities in markets where ePHONE has established its POPs.

2.       Role of ePHONE:
         --------------

         ePHONE is establishing a global VOIP network based on its Array Series 3000 technology. This network is being deployed gradually and over time with initial focus on Europe. The role of ePHONE in this partnership would is the establishment, monitoring, management and expansion of its VOIP network. In addition ePHONE will also be providing global call termination to its users via agreements that it has established with existing PSTN carriers.

         Further more ePHONE has installed a billing system with adequate ability to be used for the prepaid application and will provide the technical services required in establishing products and PIN numbers as well as generating usage reports and other related functions.

3.       Role of Telemax:
         ---------------

         Telemax is a Sales and Administration organization with extensive experience in the area of Prepaid Calling Cards. Telemax has the capability to establish various "Product Programs", design and print calling cards and associated materials in required languages, establish local sales organizations as well as market and sell prepaid calling cards effectively in targeted markets.

4.       Suggested Partnership:

         Following is the suggested partnership between ePHONE and Telemax:

a)       ePHONE to provide the network, access and termination.

b) ePHONE to provide 2nd level customer support to Telemax in addressing the issues that may be raised by its sales agents as they relate to the operation of the network and the calling cards.

c) ePHONE to provide reports on the traffic generated by the pre-paid phone cards users.

d)       ePHONE to be responsible for network operations and expansions.

e) ePHONE and Telemax to jointly decide on Rates and Profit Margins on a market-by-market basis prior to deployment of services and continue to work together for the fine-tuning of the same on an ongoing basis.

f) Telemax to provide all sales and marketing functions associated with the sale of prepaid calling cards in any given market.

g) Telemax to be responsible for all Pre-paid product development, production and release.

h) Telemax will be responsible for all Pre-paid product development, production and release.

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5.       Financial Considerations

Gross Profits generated from the above Partnership program is shared in the following manor:

i.       Revenue

         Revenue is considered to be the sum of all payments received from the sales of prepaid calling cards. For sale of a prepaid calling card with a face value of $100 for $70 will generate revenue of $70.

ii.      Origination, termination and Facility costs:

         All origination, termination are based on actual expenses that are associated related to the calls made by the prepaid calling card users. Facility costs are determined as a "per minute cost" representing the cost of the POP equipment and its PSTN & IP connections in the location where the prepaid calling card is being used.

iii.     Other Costs:

         These are unbudgeted costs such as returns

iv.      Gross Profit

         Gross  profit  will  be   calculated   as  Revenue  less   Origination,
         Termination, Facility and Other Costs.

Parties are to share the Gross Profit on a 50/50 basis.

It is expected that all Sales, Marketing and Customer Support expenses to be paid for by Telemax, while all network, billing and back office installation, monitoring and management expenses to be paid for by ePHONE.

Exact business procedures associated with the running of the business under this arrangement is to be determined jointly by ePHONE and Telemax within 10 working days from the signing of this document.

ePHONE will be generating a monthly statement with supportive reports determining the Gross Profit. The structure of this report is to be mutually designed by the parties within 10 working days from the signing date of this document. All amounts resulting from the 50/50 split of the Gross Profit shall be settled via wire transfer within 5 working days after the issue of each monthly report.